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                                                                   JULY 29, 2003

                               STRATUS FUND, INC.
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS


I.      COVERED OFFICERS/PURPOSE OF THE CODE

        This Code of Ethics (the "Code") for Stratus Fund, Inc. (the "Company") applies to the Company's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom are identified in Exhibit A) for the purpose of promoting:

        o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        o full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

        o compliance with applicable laws and governmental rules and regulations;

        o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

        o       accountability for adherence to the Code.

        Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

        A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.
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        Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Company's Board of Directors ("Board") recognizes that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes,

        Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

        Each Covered Officer must:

        o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

        o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

        o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

        There are some conflict of interest situations that should always be discussed with the Company's compliance officer if material. Examples of these include:

        o service as a director on the board of directors of any public company;

        o       the receipt of any gifts in excess of $100.00;

        o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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        o       any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

        o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer's employment by or equity ownership in a registered broker-dealer effecting transactions for the Company in accordance with the requirements of the Investment Company Act.

III.    DISCLOSURE AND COMPLIANCE

        o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company.

        o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations.

        o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company.

        o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.     REPORTING AND ACCOUNTABILITY

        Each Covered Officer must:

        o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

        o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

        o not retaliate against any other Covered Officer or any employee of the Company or its affiliated persons for reports of potential violations that are made in good faith; and

        o notify the Company's compliance officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

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        The Company's compliance officer is responsible for applying this Code to specific situations and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer will be considered by the Audit Committee (the "Committee").

        The Company will follow these procedures in investigating and enforcing this Code:

        o the compliance officer will take all appropriate action to investigate any potential violations reported to him;

        o if, after such investigation, the compliance officer believes that no violation has occurred, the compliance officer is not required to take any further action;

        o any matter that the compliance officer believes is a violation will be reported to the Committee;

        o if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

        o the Committee will be responsible for granting waivers, as appropriate; and

        o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.      OTHER POLICIES AND PROCEDURES

        This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j- 1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.     AMENDMENTS

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

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VII.    CONFIDENTIALITY

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and the Company and its adviser.

VIII.   INTERNAL USE

        The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.



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                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS


           Name                       Position

           Jon Gross                  President and Chief Executive Officer

           Jeff Jewell                Vice President and Chief Financial Officer


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